UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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SureWest Communications
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8150 Industrial Avenue, Building A
Roseville, California 95678

Dear Fellow Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of SureWest Communications which will be held on Wednesday, May 25, 2011 at 10:00 a.m., Pacific time, at our offices at 8150 Industrial Avenue, Building A, Roseville, California.

At this meeting you will be electing seven members of the Board of Directors ("Board"), ratifying the Board's selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2011, casting an advisory vote on the compensation of our Named Executive Officers (defined herein), and casting an advisory vote on the frequency of future shareholder votes on executive compensation. As discussed in the accompanying Proxy Statement, the Board recommends that you vote FOR the nominees identified in the Proxy Statement, that you ratify their selection of Ernst & Young LLP as the independent registered public accounting firm for fiscal year 2011, that you vote FOR the compensation of our Named Executive Officers and that you vote that the frequency of future shareholder votes on executive compensation occur every two years.

Shareholders of record owning less than 1,000 shares will be mailed a Notice of Internet Availability of Proxy Materials which will indicate how to access Proxy materials and vote on the Internet. This notice also explains how you can obtain printed Proxy materials and vote by U.S. mail, if desired. Any shareholder of record owning 1,000 shares or more who has not notified us of a preference for receiving Proxy materials electronically will be mailed a full set of Proxy materials consisting of this letter, a Notice of Availability of Proxy Materials with a Proxy card, the 2011 Proxy Statement, and 2010 Annual Report on Form 10-K.

Regardless of the number of shares you own or whether you are able to attend the Annual Meeting in person, your vote is important. Please vote your shares as soon as possible. You may vote by authorizing a Proxy over the Internet, by telephone or by U.S. mail.

Thank you for your continued support.

Sincerely yours,
KIRK C. DOYLE Chairman of the Board

SUREWEST COMMUNICATIONS

 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

The Annual Meeting of Shareholders of SureWest Communications will be held at our offices at 8150 Industrial Avenue, Building A, Roseville, California, on Wednesday, May 25, 2011 at 10:00 a.m., Pacific time, for the following purposes:

  1.
  To elect to the Board of Directors the 7 nominees who are named in the attached Proxy Statement; and

  2.
  To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2011; and

  3.
  To conduct an advisory vote on executive compensation; and

  4.
  To conduct an advisory vote on the frequency of holding future advisory votes on executive compensation; and

  5.
  To transact such other business as may properly come before the meeting and any and all adjournments thereof.

Only shareholders of record as of 5:00 p.m., Eastern time, March 28, 2011 will be entitled to receive notice of, attend, or vote at the meeting or any adjournment thereof.

By Order of the Board of Directors
DARLA J. YETTER Secretary

SHAREHOLDERS WHO CANNOT ATTEND IN PERSON ARE REQUESTED TO VOTE
AS PROMPTLY AS POSSIBLE. YOU MAY VOTE OVER THE INTERNET,
BY TELEPHONE, OR BY U.S. MAIL.

Roseville, California
April 7, 2011

SUREWEST COMMUNICATIONS
8150 Industrial Avenue, Building A
Roseville, California 95678
April 7, 2011

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

This Proxy Statement contains information relating to the Annual Meeting of Shareholders and solicits proxies by the Board of Directors of SureWest Communications (the "Company", "we" or "our") for the Annual Meeting of Shareholders to be held at our offices at 8150 Industrial Avenue, Building A, Roseville, California on Wednesday, May 25, 2011 at 10:00 a.m., Pacific time, or any adjournment thereof. For information on how to vote your shares, see the instructions included on the Proxy card or instruction form. Any shareholder may revoke his or her Proxy at any time prior to its use by providing written communication to our Secretary, by submitting a later-dated Proxy, or by attending the Annual Meeting and voting in person. This Proxy contains information about our Corporate Governance matters, Compensation matters, Audit matters, Voting matters, and the process for submitting shareholder proposals.

The approximate date of mailing to shareholders the Notice of Annual Meeting and this Proxy Statement is April 7, 2011.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Principles

  Corporate Governance Guidelines

The Board of Directors ("Board") has adopted Corporate Governance Guidelines which are available on our investor relations website at www.surw.com. The Board is committed to fostering and maintaining ethical business practices, transparency in financial reporting, proper oversight, and good corporate governance at all levels of the organization. These guidelines reflect our commitment to maximize shareholder value through good corporate governance. The Board periodically reviews the guidelines for best practices to ensure conformity and compliance with all state and federal law, including the Sarbanes-Oxley Act, Securities and Exchange Commission ("SEC") rules and regulations, applicable NASDAQ listing standards, and the recently enacted Dodd-Frank Act. Below are key elements of the guidelines:

  •
  Director Independence.  We believe there must be a majority of independent directors on the Board.

  •
  Separate Chairman and Chief Executive Officer ("CEO").  We believe different individuals should hold the position of Chairman and CEO.

  •
  Majority Voting Policy.  In order to protect and preserve our shareholders rights to cumulative voting under state law, we maintain a majority voting policy in uncontested director elections requiring directors who receive fewer YES votes than withhold votes to submit their resignations to the Board. See page 31 for a detailed description of this policy.

  •
  Board Evaluations.  We conduct annual Board self assessments and individual peer assessments.

  •
  Shareholder Communications.  We welcome shareholder contact with the Board through our website, email, and U.S. mail.

   Director Independence

Our common stock is listed on the NASDAQ Global Market. A majority of directors are "independent directors" within the meaning of the NASDAQ corporate governance standards, SEC standards, and our own Corporate Governance Guidelines. A director does not qualify as an independent director under these standards and guidelines if the director (or any member of the director's immediate family) has, or in the past three years has had, certain material relationships or affiliations with the Company, its external or internal auditors, or other companies that do business with us. Six of our seven directors have no direct or indirect relationships with the Company that would impair their independence and are therefore independent within the meaning of all the above standards. Mr. Doyle was previously employed by the Company; however, he voluntarily terminated that relationship in 2008, but continued to serve as Chairman of the Board. Mr. Doyle now qualifies as "independent" under all of the foregoing Corporate Governance Guidelines, SEC rules and regulations, and NASDAQ listing standards.

Arrangements or transactions considered in analyzing "independence" are discussed in detail in the section entitled "Related Party Transaction Policies and Procedures." Each of the following non-employee directors is independent and has no material relationship with the Company, except as a director and shareholder:

  Kirk C. Doyle
  Guy R. Gibson
  Robert D. Kittredge
  John R. Roberts III
  Timothy D. Taron
  Roger J. Valine

Under the foregoing standards, Mr. Oldham, as the President and CEO, is not independent because he is an employee of the Company.

  Board Diversity

We are committed to actively seeking qualified women and individuals from ethnic minority groups to include in the pool from which Board nominees are selected. This commitment is expressly set forth in the Nominating and Governance Committee Charter, available on our investor relations website at www.surw.com.

  Director and Officer Stock Ownership and Retention Policy

We have a stock ownership and retention policy for all directors, the President, and all Vice Presidents. Within three years of joining the Board, directors are required to accumulate equity in the Company in an amount not less than three times the amount of the director's annual cash retainer. Directors are required to maintain and hold that amount until they leave the Board. Similarly, the President and all Vice Presidents are required to accumulate equity in the Company over a five-year period in an amount not less than two times the officer's base salary and are required to maintain and hold that amount until they leave the Company.

  Code of Conduct

The Board has adopted a Code of Ethics and Business Conduct. This code is designed to assist directors and employees in analyzing and resolving ethical issues in increasingly complex business environments. This code applies to all directors and employees and covers a comprehensive number of ethical topics including, but not limited to, conflicts of interest, confidentiality of information, honesty and integrity in business, and compliance with laws and regulations. A copy of the code is posted on our investor relations website at www.surw.com. Any amendment to or waiver of the provisions of the code with respect to any directors or executive officers is also posted on that website. Information contained on the website is not incorporated by reference in, or considered to be a part of, this document.

  The Board's Role in Enterprise Risk Management

We employ a Senior Internal Auditor, who is a Certified Public Accountant, a Certified Internal Auditor, and a Certified Information Systems Auditor, with licenses or designations from the California Board of Accountancy, the Institute of Internal Auditors, and the Information Systems Audit and Control Association. The Senior Internal Auditor reports directly to the Board on all matters relating to enterprise risk. In 2010, we formed an internal risk committee, led by the Senior Internal Auditor, to assess and report to the Board on all aspects of enterprise risk. The Board periodically reviews enterprise risk with the internal risk committee, our independent registered public accounting firm, and through review and analysis of reports issued by the internal risk committee. Notwithstanding Board and management oversight over enterprise risk, all companies are necessarily subjected to a certain degree of risk, and there are many factors that influence our overall risk profile that are beyond our control, such as competition, the economy, programming costs, and regulation. A more thorough discussion and analysis of these risks is set forth in our 2010 Annual Report on Form 10-K provided with or otherwise available to all shareholders with this Proxy.

  Shareholder Rights Plan

We do not have a shareholder rights plan. The Board periodically reviews the adequacy of existing shareholder rights and protections from abusive takeover tactics that may be unfavorable to long-term shareholder interest. At this time, the Board believes that shareholders are adequately protected from this threat without a shareholder rights plan.

   Corporate Governance Documents

The following corporate governance documents are posted on our investor relations website at www.surw.com. They are also available in print upon request to SureWest Communications, Attention: Secretary, P.O. Box 969, Roseville, California 95661. None of the information contained on our websites is incorporated by reference in, or considered to be a part of, this document.

  Audit Committee Charter
  Compensation Committee Charter
  Nominating and Governance Committee Charter
  Clawback Policy
  Corporate Governance Guidelines
  Code of Ethics and Business Conduct
  Fair Disclosure Policy
  Related Party Transactions Policies and Procedures
  Stock Ownership and Stock Retention Policy

Board Structure

There are six non-employee directors and one employee director (the CEO), on the Board, all of whom are elected annually. The Board's policy is to separate the position of Chairman of the Board and CEO in order to assure greater independence with respect to the Board's management oversight function. The Board held 12 regular meetings and 12 special meetings in calendar year 2010. All directors attended a minimum of 75% of all meetings of the Board and committees on which they serve. The independent directors met 6 times in executive session without management in 2010. Executive sessions are scheduled and chaired by the Nominating and Governance Committee chair. All directors are expected to attend the Annual Meeting of Shareholders. All seven directors attended last year's Annual Meeting of Shareholders and are expected to be present this year.

Committee Structure

The Board conducts its business through formal meetings of the Board and the following standing committees: Audit, Compensation, and Nominating and Governance. The Board has the authority to form and occasionally has formed special ad hoc committees for special matters arising in the course of business, but no ad hoc committees were formed in 2010 or presently exist. All committees regularly report to the full Board. All committees have the authority to engage outside experts, advisors, and counsel to assist them in their work. All committee members satisfy the independence standards for directors under the NASDAQ listing standards, the SEC rules and regulations, and our own Corporate Governance Guidelines. All committees have adopted and operate under a written charter available for review on our investor relations website at www.surw.com. Printed copies of the charters are available without charge by sending a written request to SureWest Communications, Attention: Secretary, P. O. Box 969, Roseville,

California 95661. The following table identifies current committee members and the number of meetings held by each committee in 2010:

Name	Audit	Compensation	Nominating and Governance

Guy R. Gibson		✓	✓

Robert D. Kittredge	Chair

John R. Roberts III	✓	Chair

Timothy D. Taron		✓	Chair

Roger J. Valine	✓		✓

Number of Committee Meetings Held in 2010	5	5	4

  Audit Committee

The Audit Committee is responsible for oversight of our financial accounting and reporting processes, system of internal controls, audit process, and process for monitoring compliance with various laws and regulations. The principal functions of the Audit Committee are to (i) appoint and engage the independent registered public accounting firm, (ii) review the scope of the audit and the audit procedure and any non-audit services to be performed by the accounting firm, and related costs and fees, (iii) review with the accounting firm and internal auditors the effectiveness of accounting and financial controls, and the adequacy of internal controls over financial reporting, (iv) discuss with the accounting firm the results of its audit and its review of the Company's consolidated financial statements to be presented to shareholders, (v) ascertain that the accounting firm is satisfied with the disclosure and content of the consolidated financial statements, and (vi) review the accounting firm's independence and the adequacy of the Company's Audit Committee Charter. The Audit Committee is also responsible for the preparation of the Audit Committee Report included in this Proxy Statement.

All members of the Audit Committee satisfy the requirements for financial literacy under the NASDAQ listing standards, SEC rules and regulations, and our Corporate Governance Guidelines. Mr. Kittredge, who currently serves as the Audit Committee chair, is qualified as an independent "Audit Committee financial expert" under the rules adopted by the SEC pursuant to requirements of the Sarbanes-Oxley Act.

  Compensation Committee

The Compensation Committee is responsible for developing and implementing compensation policy and strategy for the Named Executive Officers ("NEOs"), senior officers, and the Board. The Compensation Committee is also responsible for evaluating risks associated with any compensation practices, policies and programs and determining whether there are any risks that may have a material adverse impact on the Company and, if so, whether they are appropriate and properly managed and mitigated. The Compensation Committee also participates with management in preparing and reviewing the Compensation Committee Report and recommends to the Board that it be included in the Proxy. For a complete discussion of the roles and responsibilities of the Compensation Committee, please refer to the Compensation Committee Charter and the "Compensation Committee Report" that begins on page 9 of this Proxy.

  Nominating and Governance Committee

The Nominating and Governance Committee is responsible for developing and implementing policies relating to the size and composition of the Board and its committees, and periodically reviews the appropriate skills and characteristics needed or desired for Board membership. The Committee is responsible for recommending to the Board candidates for nomination, including consideration of shareholder recommended candidates. Please refer to the "Director Nomination Process" below for more information on the nomination process and the committee's role in it. The Committee periodically reviews succession planning for the Board, CEO, and senior management positions. The Committee also oversees annual Board and peer assessments to evaluate overall Board and individual director performance and effectiveness. The Committee is also responsible for our corporate governance practices and policies and periodically reports to the Board on matters relating to corporate governance.

Director Nomination Process

Nominees for the Board must be committed to enhancing long-term shareholder value, and must demonstrate a high level of personal and professional ethics, sound business judgment, and integrity. The Board's policy is to encourage selection of directors who will contribute to our overall performance and our corporate goals. The Nominating and Governance Committee periodically reviews the skills and characteristics desirable for Board membership. This assessment includes consideration of our commitment to gender and ethnic diversity, evaluation of a candidate's qualifications and the Board's needs for additional business experience, special skills and experience in technology, finance, marketing, financial reporting, and any other areas that would assist in the overall effectiveness of the Board. The Nominating and Governance Committee weighs various factors depending on the needs of the Board at the time. The Nominating and Governance Committee will consider candidates recommended by shareholders applying the criteria described above, provided that the recommending shareholder submits, in writing, the candidate's name and qualifications for service as a Board member, a document signed by the candidate indicating his or her willingness to serve, if elected, and evidence of ownership of Company stock. Written communications should be sent to the Nominating and Governance Committee, c/o the Secretary, SureWest Communications, P.O. Box 969, Roseville, California 95661.

Contacting the Board of Directors

Shareholders may contact the Board electronically by sending an email to: surewestboard@surewest.com. Alternatively, shareholders can contact the Board or any member by writing to: Board of Directors, SureWest Communications, P.O. Box 969, Roseville, California 95661. Communications received electronically or in writing are distributed by the Secretary to the members of the Board as appropriate, depending on the facts and circumstances outlined in the communication. For example, communications regarding accounting, internal accounting controls and auditing are forwarded to the Audit Committee chair for review.

Related Party Transactions Policies and Procedures

Any transaction between the Company or any of its affiliates and related persons within the meaning of SEC rules and guidelines (including all directors and executive officers of the Company, or members of their immediate family) must be approved in advance by the Nominating and Governance Committee of the Board, in accordance with the Company's "Related Party Transaction Policies and Procedures". Under these policies and procedures, the Nominating and Governance Committee (or, under some circumstances, its chair) reviews the relevant facts and circumstances of any related party transaction. In determining whether or not to approve a related party transaction, the Nominating and Governance Committee takes into account various factors including the extent of the related party's interest in the transaction, and whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party and under the same or similar circumstances. No transaction is approved if it is inconsistent with, or detrimental to, the interests of the Company and its shareholders.

Directors may not participate in any discussion or approval of any transaction in which they or their immediate family member is a related party, except to provide the Committee with all material information relevant to the transaction.

If a transaction is ongoing in nature, the Nominating and Governance Committee will establish guidelines for our management to follow with respect to its ongoing dealings with the related party. Thereafter, the Nominating and Governance Committee, at least annually, will review and assess the ongoing transaction with the related party to ensure compliance with all of our guidelines and that the transaction remains appropriate.

A related party transaction under SEC rules and guidelines is a transaction, arrangement or relationship (or series of similar transactions, arrangements or relationships) in which (i) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (ii) the Company is a participant, and (iii) any related party has or will have a direct or indirect interest. A related party is (i) any person who is, or was since the beginning of the Company's last fiscal year, an executive officer, director or nominee for election as a director, (ii) a greater than 5% beneficial owner of Company common stock, (iii) an immediate family member of any of the foregoing persons, or (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest.

In 2010, we had telecommunications customer transactions to provide voice, data, video, or similar services (or a combination of the services), in the ordinary course of business, with directors, executive officers, their immediate family members and their associates, on substantially the same terms as those prevailing at the same time for comparable transactions with unaffiliated customers.

We did not have any SEC reportable related party transactions in 2010 other than change in control arrangements with certain of our executives, which are described and set forth in the sections below dealing with executive and director compensation.

Compensation Committee Interlocks and Insider Participation

All Compensation Committee members are independent. During 2010, the members of our Compensation Committee were: Guy R. Gibson, John R. Roberts III, and Timothy D. Taron. None of these individuals has served as an officer or employee of the Company or has any other reportable relationships or transactions with the Company. The Compensation Committee members have no interlocking relationships requiring disclosure under SEC rules.

Security Ownership of Certain Beneficial Owners and Management

  Principal Shareholders

The following table contains information about the beneficial ownership of our common stock for any person or group of persons as of December 31, 2010 that beneficially owned more than 5% of our common stock. The information below is based upon public filings made with the SEC. These filings contain information as of December 31, 2010, and may not reflect current holdings of our common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Dimensional Fund Advisors LP	1,109,335	(1)	8.00%
6300 Bee Cave Road
Palisades West, Building One
Austin, Texas, 78746
Outstanding Shares a/o 12/31/10	13,865,943

(1)
Based on a Schedule 13G filed with the SEC by Dimensional Fund Advisors LP ("Dimensional") on February 11, 2011. The Schedule 13G provides that Dimensional has dispositive power with respect to the shares of common stock and sole voting power with respect to 1,081,638 of the shares. These securities are owned by investment companies, trusts and accounts (collectively "Funds") for which Dimensional serves as investment adviser or manager. Dimensional disclaims beneficial ownership of the common stock owned by the Funds, and to the knowledge of Dimensional, no one such Fund owns more than five percent (5%) of the total outstanding shares.

  Directors and Executive Officers

The following table contains information as of January 15, 2011 about the beneficial ownership of our common stock by each of our directors and director nominees, each of our Named Executive Officers identified in the Summary Compensation Table, and all of our directors and executive officers as a group (including the named individuals). This information includes shares held in the Company's employee savings plans and shares that may be acquired within 60 days pursuant to the exercise of stock options and/or the conversion of certain stock units. Unless otherwise noted, the parties in the table had sole voting and investment power (or shared such powers with his or her spouse) with respect to the securities.

 Beneficial Ownership Table

Name	Shares of Common Stock Beneficially Owned(1)(2)(3)	Percent
Fred A. Arcuri	128,289	*
Dan T. Bessey	60,464	*
Edwin B. Butler	32,571	*
Bill M. DeMuth	56,511	*
Kirk C. Doyle(4)	193,863	1.41%
Guy R. Gibson(5)	61,014	*
Robert D. Kittredge	28,705	*
Steven C. Oldham	119,470	*
John R. Roberts III(6)	35,912	*
L. Scott Sommers	65,712	*
Timothy D. Taron(7)	33,588	*
Roger J. Valine	47,942	*
All Directors and Executive Officers as a group (18 persons including the named individuals above)	1,146,946	8.1%

*
Less than 1.0%

(1)
For the following individuals, the number of shares listed includes interests in shares held in the SureWest KSOP: Mr. Bessey—2,495 shares; Mr. Doyle—2,710; shares and all directors and executive officers as a group—13,666 shares.

(2)
Includes shares which the individuals shown have the right to acquire as of January 15, 2011, or within 60 days thereafter, pursuant to outstanding stock options as follows: Mr. Arcuri—20,000 shares; Mr. Bessey—1,000 shares; Mr. Roberts—3,750 shares; Mr. Taron—3,750 shares; and all directors and executive officers as a group—57,166 shares.

(3)
Includes beneficial ownership of the following number of shares of common stock underlying vested restricted stock units, as follows: Mr. Doyle—1,932 shares; Mr. Gibson—19,278 shares; Mr. Kittredge—19,705 shares; Mr. Oldham—102,010 shares; Mr. Roberts—19,278 shares; Mr. Taron—20,138 shares; Mr. Valine—21,570 shares; and all directors and executive officers as a group—203,911 shares.

(4)
Includes 20,496 shares held by Mr. Doyle as custodian for his children, 68,618 shares held in the Kirk C. Doyle Trust and 100,107 shares held in the Kirk C. Doyle and Loretta Doyle Trust.

(5)
Includes 28,373 shares for which Mr. Gibson shares voting and investment power with his mother.

(6)
Includes 5,087 shares held in Mr. Roberts' retirement plans.

(7)
Includes 3,000 shares held in the Taron Family Revocable Trust and 5,450 shares held by Mr. Taron's retirement plan.

  Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of SEC filings and written representations that no other reports were required, we believe that all directors and executive officers complied during 2010 with the reporting requirement of Section 16(a) of the Securities Exchange Act of 1934 with the exception of one late filed Form 4 for Robert D. Kittredge which was filed promptly upon receipt of the correct settlement date of the transaction and one late filed Form 4 for Fred A. Arcuri which was filed promptly upon discovery of the retirement intra-plan transfer out of Company stock.

 COMPENSATION MATTERS

Compensation Committee Report

This Compensation Committee ("the Committee") report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

The Compensation Committee of the Board of Directors (the "Board") has reviewed and discussed the Compensation Discussion and Analysis with management, and based on this review and discussion with management, the Committee recommended to the Board that the following Compensation Discussion and Analysis be included in this Proxy Statement and, by reference, the Annual Report on Form 10-K.

Compensation Committee,
John R. Roberts III, Chair	Guy R. Gibson	Timothy D. Taron

Compensation Discussion and Analysis

  Overview/Summary

The principal objective of our executive compensation program is to increase shareholder value by attracting, motivating and retaining highly qualified, hard working and innovative leaders. The principal manner in which we achieve this objective is by targeting "not at risk" base pay to the 50th percentile of our benchmarked company peer group, and tying "at risk" incentive compensation to performance, based on targets and goals which we believe are closely related to increasing both short- and long-term shareholder value.

Consolidated revenues and EBITDA increased 1% and 5%, respectively, over 2009 results, and we generated an additional $10.6 million of free cash flow, for a total of $12.6 million of free cash flow in 2010. Broadband residential and business revenues grew 5% and 17%, respectively. Although telephone revenues continued to decline as both residential and business customers turn to broadband and wireless for their telecommunication needs, the 14% reduction in 2010 annual telecom revenues was well within our expectations. Despite this solid performance and the increase in EBITDA, the 2010 performance targets that were established for management actually resulted in a reduction in incentive payouts from last year. We made no adjustments to base pay in 2010, except for the Chief Financial Officer, whose base pay was increased toward the 50th percentile.

In 2010, we modified our short-term incentive pay program to require a $3.8 million year-over-year increase in EBITDA before any incentive payments are earned, and, beginning in calendar year 2011, 25% of long-term incentive pay will consist of performance shares earned on achievement of targeted increases in stock price over a three-year period. Other changes to our compensation plan included expanding our existing clawback policy to include all of our executive officers, and amending the CEO's change in control agreement to remove the excise tax gross up provision.

We believe that these changes in our overall compensation plan, and the short- and long-term targets we have selected, are consistent with our overall compensation objective as noted above, and will reward management only if there is a commensurate reward for shareholders in the form of an increase in shareholder value.

  Roles and Responsibilities of the Compensation Committee and Consultants

The Committee is responsible for developing and implementing compensation policy and strategy for the Named Executive Officers ("NEOs"), senior officers, and the Board. To assist it in this effort, the Committee engaged an outside compensation consultant, Aon Hewitt, formerly known as Hewitt

Associates LLC ("Hewitt"), to help formulate compensation policy, strategy, and design, and to advise on overall best practices. In 2010, Hewitt developed an appropriate comparator group and provided the Committee with base pay, short-term incentive and long-term equity incentive data for that group. Hewitt also advised the Committee on cash and equity compensation for the directors, Chairman, CEO, and senior officers. Neither the Committee, nor the Company, engaged Hewitt to perform any other type of consulting in 2010.

The President and CEO also advises and recommends the senior officers' compensation and design (other than his own) based on individual performance and other factors. The Committee reviews all relevant information including the recommendation of Hewitt and the CEO and then determines:

  •
  adjustments to base salary;

  •
  the criteria for granting short-term incentive ("STI") awards;

  •
  the amount of STI payable to each NEO; and

  •
  the type and amount of any long-term incentive award ("LTI") for each NEO.

The Committee has final approval over all Board compensation matters. As it does with executive compensation, the Committee annually reviews the recommendations and suggestions from its outside consultant in determining whether to make any adjustments to Board compensation.

Additionally, the Committee is responsible for evaluating risks associated with our compensation programs and policies to determine whether they may have a material adverse impact on the Company (as discussed further in the "Compensation Committee" section on page 4). Further discussion relating to how we evaluate risk is discussed in the "Risk Considerations" section on page 27.

  Elements of Rewards

There are three basic components of compensation: (i) base pay to provide a source of regular income, (ii) STI compensation to drive short-term performance, and (iii) LTI compensation to create long-term value for shareholders. All NEOs have the same compensation plan except for Mr. Butler who, as Vice President of Sales, has an additional sales commission STI component based on quarterly revenues. The Committee believes that the STI award provides a sufficient amount of "at risk" incentive compensation tied to specific targets and objectives to properly motivate executives to achieve the desired short-term results. The LTI is comprised of time-based, and beginning in 2011, performance stock awards, which we believe motivates the executives to increase shareholder value over time.

  Comparative Benchmarking

The Committee relies on a combination of resources to review and benchmark executive compensation and set the compensation of the Chief Executive Officer and other NEOs. Hewitt prepares a comparator report of companies operating in our industry and reporting revenues, net income and/or market values that the Company and Hewitt consider to be within a reasonable range of our own revenues, net income and market value. Following is a list of companies included in the 2010 comparator group:

• Alaska Communications Systems Group, Inc. • Atlantic Tele-Network, Inc. • Cbeyond Communications, Inc. • Cogent Communications Group, Inc. • Consolidated Communications Holdings, Inc.	• D&E Communications Corporation • General Communication Inc. • Hickory Tech Corp • Iowa Telecommunications Services, Inc. • ITC DeltaCom, Inc.	• Knology, Inc • nTelos Holdings Corp • Otelco Inc. • RCN Corporation • Shenandoah Telecommunications Company

In addition to the companies Hewitt analyzed in the comparator group above, they also gathered and presented data from the following sources:

  •
  Top Management Compensation, 2008/2009, $250 million regression analysis, published by Watson Wyatt Data Services

  •
  U.S. Mercer Benchmark Database, 2008, $250 million regression analysis or the less than $500 million revenue cut, published by Mercer Human Resource Consulting

  •
  Confidential Executive Compensation Survey, 2009, $100 million to $300 million revenue technology companies

In addition, the Company reviewed and analyzed the following public salary surveys:

  •
  Radford Executive Survey, 2009, $250 million to $500 million revenue cut and $250 million to $1 billion revenue telecommunications cut, published by Radford, an Aon Consulting company

  •
  Thobe Telecommunications Survey, 2009, less than $1 billion revenue cut, published by The Thobe Group

  •
  Mercer Telecom Survey, 2008, $200 million to $700 million revenue cut, published by Mercer Human Resource Consulting

Disclosure of the participating companies in the surveys that Hewitt and the Company reviewed in seeking to achieve an understanding of current pay practices is not possible because the survey companies do not identify themselves at the data subset level. Disclosing each participant involved in the surveys may mislead readers into believing that each company is also included in the data subset, which may not be true.

  The Appropriate Mix of Compensation

Our compensation strategy is intended to put a significant amount of overall compensation at short- and long-term risk. The Committee continually evaluates compensation design and strategy in order to remain competitive in the marketplace for qualified executives, and to drive Company performance. It believes the total compensation "opportunity" available to executives should approximate the 50th percentile of total compensation paid by companies in our comparator group. In order to improve performance and personal accountability, individual performance evaluations are conducted by the CEO at least annually and are reviewed by the Committee. Each compensation component as a percentage of total targeted compensation for 2010 is set forth in the table below:

	Percentage of Total Targeted Compensation

	Base Pay	STI	LTI

NEOs	41% - 48%	20% - 24%	31% - 38%

CEO	30%	21%	49%

  Base Pay

Base pay is designed to provide periodic income to ensure that our executives are reasonably compensated at competitive market rates for their time and effort. Base salaries for our NEOs depend on the scope of their responsibilities, leadership skills, and performance. Base pay is targeted at approximately the 50th percentile of our comparator group for the level of responsibility of each officer. As noted above, there were no base pay increases for any of the NEOs in 2010, except for the Chief Financial Officer, whose base pay increased toward the 50th percentile.

  Short-Term Incentive ("STI") Compensation

The second component of our compensation package is STI compensation tied to Company performance. STI is paid annually in cash, is 100% "at risk," and is based on short-term targets established at the beginning of each year. The Committee uses data from the aforementioned benchmarking process to target the annual STI incentive at approximately the 50th percentile.

For 2010, the Committee selected STI targets requiring a substantial EBITDA gain over the prior year, significant revenue increases in the Broadband segment (our primary growth opportunity), and preservation and mitigation of anticipated reductions in our Telecommunications ("Telecom") revenue. EBITDA, which is closely associated with both short- and long-term value, is heavily influenced by developing new and innovative products, increasing revenue, streamlining processes, and managing expenses. In 2010, the Committee established a $77 million EBITDA threshold, or a $3.8 million increase over the prior year, in order to earn any STI. Every dollar above the threshold was made available for company-wide incentive payouts with a target and a maximum incentive of $5.8 million.

Revenue growth is equally important to enhancing shareholder value; therefore, the Committee established minimum revenue growth thresholds which, if not met, would reduce the incentive pool as reflected in the table below. To achieve its objective, the Committee selected STI targets directly related to increasing revenue for both Broadband residential and Broadband business. Broadband residential is an important element of our business and Broadband business diversifies our revenue streams. The minimum threshold for Broadband residential and Broadband business revenue was set at year-over-year growth of 4% and 10%, respectively. If these minimum thresholds were not met, the incentive pool would be reduced by 45% as reflected in the table below.

The Telecom segment of our business continues to be significant. In anticipation of declines in our Telecom segment we developed a Broadband strategy to diversify and supplement our revenue stream. The Telecom revenue goal was developed to ensure that we mitigate the anticipated access line losses as much as possible. The minimum threshold for this goal was set at a 19% decrease from the prior year. If this minimum threshold was not met, the incentive pool would be reduced by 10%, as reflected in the table below.

STI measurements, targets, and thresholds set at the beginning of 2010, and the achievement levels reached at year end are reflected in the following table:

STI Measurement (000's)	Threshold Reduction (%)	Payout at Target ($)	Payout Threshold ($)	2010 Actual ($)	Achieved ($)	Achieved (%)(1)

EBITDA		82,840	77,000	78,600	1,600	27.4

Broadband Residential Revenue	45	—	123,400	125,400		Threshold Exceeded

Broadband Business Revenue	45	—	47,000	49,100		Threshold Exceeded

Telecom Revenue	10	—	65,100	68,900		Threshold Exceeded

(1)
Achievement percentage is calculated by dividing the Achieved amount by the difference in the Payout at Target and the Payout Threshold.

The presentation of EBITDA is not a measure of financial performance under United States generally accepted accounting principles and should not be considered in isolation or as a substitute for consolidated net income as a measure of performance and may not be comparable to similarly titled measures used by other companies. The following table is a reconciliation of our net income from continuing operations to EBITDA:

SUREWEST COMMUNICATIONS
Financial Data
EBITDA Reconciliation—Consolidated
(000's)

2010(1)
Income from continuing operations	$3,355
Add (subtract):
Income tax expense	3,354
Other (income) expense, net	8,485
Depreciation and amortization	61,825

EBITDA	$77,019

(1)
Represents EBITDA after the payout of $1.6 million for the 2010 Actual STI payments.

Levels of achievement for the NEOs, as outlined in the table above, resulted in a total STI percentage earned for 2010 of 27.4%, as outlined in the following table:

Named Executive Officer	2010 Short Term Incentive Target As % of Base Salary	2010 Short Term Incentive Target ($)	2010 Short Term Incentive Paid ($)	% of Target Short Term Incentive Paid

Steven C. Oldham	70%	315,000	86,300	27.4%

Dan T. Bessey	45%	99,000	27,100	27.4%

Fred A. Arcuri	50%	150,000	41,100	27.4%

L. Scott Sommers	45%	104,000	28,500	27.4%

Bill M. DeMuth(1)	45%	99,000	—	—

Edwin B. Butler(2)	83%	150,000	101,950	68.0%

(1)
Mr. DeMuth did not receive an STI payment due to his retirement from the Company effective June 30, 2010.

(2)
Mr. Butler achieved 88.25% of his commission target and 27.4% of his incentive target.

In addition to the short-term incentive, the Committee set sales goals for Mr. Butler to increase overall sales. Mr. Butler's quarterly commission targets were based on total net revenue, new gross business sales and new gross residential customer additions. Annual targets, achievements and payouts are listed in the following table:

Measurement	Commission Target	Goal	Actual	Achievement	Payout(1)

Total Net Revenue	$40,000	$249,632,388	$243,498,923	97.5%	$32,000

New Gross Business Sales	$30,000	$1,422,000	$1,251,278	88.0%	$25,500

New Gross Residential Customer Additions	$30,000	21,470	21,003	97.8%	$30,750

Total					$88,250

(1)
Mr. Butler's commission structure is measured on a quarterly basis and contains accelerators that allow for the over achievement of targets.

The Committee retains the right to add to, alter, or adjust short-term incentive targets based on changed circumstances during the year and to adjust awards based on any unusual factors or circumstances affecting the executive group as a whole, or individually. The Committee made no adjustments or alterations for 2010. Individual payout thresholds, targets and maximums for the NEOs are reported in the Grants of Plan-Based Awards table.

2010 was a challenging year, yet we achieved our targeted year-over-year growth in EBITDA and revenues in our increasingly important Broadband segment. The Committee therefore approved, without modification or adjustment, the STI awards and payments as reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table and the Grants of Plan-Based Awards Table.

  Long-Term Incentive Compensation

The third component of our compensation package is long-term incentive compensation granted in the form of restricted stock awards to executives below the CEO level and restricted stock units to the CEO. LTI compensation is designed to increase long-term shareholder value. As our stock price increases or decreases, so does the value of our executive's vested and unvested equity awards. By including multi-year, time-based vesting, executives are motivated to meet our longer term objectives. The Committee employs the same type of peer review and analysis described above to ensure that it does not exceed the 50th percentile of its peer group for this component of compensation. The benchmarking and comparative analyses described above shows that "at risk" pay (both short- and long-term) comprise a significant percentage of the total compensation opportunity, with long-term pay comprising an even greater percentage of the total at risk component. In 2010, the Committee granted the long-term awards in accordance with the terms of the 2000 Equity Incentive Plan (the "Stock Plan") previously approved by shareholders.

The Committee has authority to grant restricted stock awards and restricted stock units. Vesting of time-based awards is typically over an approximate four year period, which improves overall executive retention. While the restricted stock units for the CEO vest over an approximate four year period, they cannot be converted to shares of stock until he leaves the Company. Therefore, the overall value of the restricted stock units the CEO holds is directly dependent upon stock price. The Committee believes this ties the CEO directly to the interests of shareholders, and motivates him to maximize long-term benefits.

The Committee believes that sustained increases in share price is the best measure or indicator of long-term shareholder value. Therefore, beginning in 2011, 25% of the long-term restricted share grant consists of performance shares (performance units for the CEO) that vest every six months, based on stock price appreciation over a three year period. Stock price appreciation levels were determined by setting an EBITDA to Enterprise Value (EV) multiple of 5.5. The EV multiple was chosen because it aligns with our industry peers and expectations of our financial performance. The stock price must increase from $10.65 to $15.70 over a three year period in order for all the performance shares to vest. The remaining 75% of the total restricted share grant (units for the CEO) continue to be timed-based shares and vest over an approximate four year period.

Compensation Depends on Continuous Good Performance, High Ethical Standards and Fair and Honest Financial Reporting

The Committee reviews our compensation design and strategies annually, and the Committee retains outside experts to ensure that we remain competitive without overcompensating our executives. Our CEO, in conjunction with the Committee, conducts annual performance reviews of all our executives, including all our NEOs, to ensure that they are performing at the high level expected of them, and that they maintain high standards of personal and professional conduct. The Committee conducts a similar review of the CEO.

The compensation actually paid to our executives for any performance year ultimately depends on and requires actual performance consistent with the efforts demanded of the positions, and maintenance of high levels of ethical conduct. As discussed previously, we maintain a Code of Ethics and Business Conduct that is applicable to all directors, officers, and employees. The Code of Ethics and Business Conduct subjects executives to immediate termination without severance benefit for any violation.

In 2010, the Board of Directors approved a new clawback policy that grants to the Board authority to pursue reimbursement of some or all incentive payments of any type to any of our executive officers or any equivalent remedy where:

  1.
  The payment was made or awarded based on the achievement of certain financial results or metrics that were subsequently restated in any Company financial restatements filed with the Securities and Exchange Commission;

  2.
  The Board determines the executive engaged in knowing or reckless misconduct amounting to conscious disregard of duties or responsibilities that contributed in a material way to the need or requirement for any restatement, and that a lower payment or award would have been made to the executive in the absence of such misconduct, or a lower award would have been made based on the restated financial statements; and

  3.
  The Board determines, in its reasonable discretion that it is just, practical, equitable, and in the best interest of the Company to pursue such reimbursement.

Perquisites and Other Personal Benefits

We provide very limited executive benefits beyond those provided to all employees and have no current plans to add any new perquisites to the executive program. In 2010, all NEOs received an automobile allowance and participated in a bi-annual physical examination. NEOs may also participate in our all-employee gym program, dependent care program, and 401(k) plan with a corresponding Company match. In 2010, we paid corporate club membership dues in the amount of $6,969 for use primarily by Mr. Arcuri for business development. Any personal use of this membership is monitored and reviewed by the Audit Committee. We also provided a corporate apartment to Mr. Sommers for which he is fully taxed. The Committee believes that each of these is an appropriate benefit.

Employment, Severance and Change in Control Agreements

All executive officers and certain of our employees have change in control agreements. In entering into these change in control agreements, which are described in greater detail in the "Change in Control" discussion below, the Board was advised by an outside executive compensation consulting firm to ensure that the benefits provided were competitive and "at market". These agreements essentially provide the NEOs with certain benefits following a termination of employment in connection with a change in control of the Company, either as a result of an involuntary separation for reasons other than cause, death or disability, or as a result of a constructive termination resulting from a good faith determination of such executive following a change of control, that his or her duties and or compensation were materially reduced or diminished. These agreements are intended to motivate executive officers to remain with the Company, and to focus on maximizing shareholder value despite the uncertainty and dislocation caused by change in control events.

Tax Deductibility of Compensation

The Committee is aware of the potential tax and accounting ramifications resulting from potential annual and long-term performance-based incentive awards. Internal Revenue Code Section 162(m) places a limit of $1,000,000.00 on the amount of non-performance based compensation that the Company may deduct in any year with respect to any one of the NEOs. These limits have not been exceeded for any of the NEOs for any of the years reported in the Summary Compensation Table. All compensation paid to our executive officers in 2010 was fully deductible to the Company. It is the Committee's intent to maximize deductibility of executive compensation while retaining discretion to compensate executives commensurate with performance and as needed to attract and retain executive talent in an increasingly competitive environment.

Compensation Paid to Executive Officers

The following table contains compensation information for the principal executive officer, the principal financial officer, and the other four most highly compensated executive officers for services in all capacities to the Company and our subsidiaries for the year ended December 31, 2010. These individuals are referred to throughout this Proxy Statement as the "Named Executive Officers".

 Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Stock Awards (LTI) ($)(2)	Non-Equity Incentive Plan Compensation (STI) ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)

Steven C. Oldham	2010	450,000	724,997	86,300	3,699	20,483	1,285,479
President and Chief Executive	2009	450,000	649,996	239,400	2,901	18,843	1,361,140
Officer	2008	454,346	549,994	241,200	710	35,674	1,281,924

Dan T. Bessey	2010	220,000	174,991	27,100	22,914	22,599	467,604
Vice President and Chief Financial	2009	200,000	149,991	68,400	16,260	22,385	457,036
Officer	2008	181,346	74,990	68,800	398	25,880	351,414

Fred A. Arcuri	2010	300,000	274,998	41,100	35,855	21,026	672,979
Senior Vice President and Chief	2009	300,000	224,992	102,600	16,052	19,555	663,199
Operating Officer	2008	300,577	199,994	120,100	—	28,428	649,099

L. Scott Sommers(6)	2010	230,000	149,996	28,500	2,162	30,248	440,906
Senior Vice President, Finance	2009	230,000	149,991	79,000	1,560	29,006	489,557
and Corporate Development

Bill M. DeMuth(7)	2010	161,615	174,991	—	—	428,324	764,930
Senior Vice President and Chief	2009	220,000	174,995	75,200	9,515	14,703	494,413
Technology Officer	2008	225,077	174,994	89,900	—	29,216	519,187

Edwin B. Butler(8)	2010	180,000	129,997	101,950	—	17,939	429,886
Vice President Sales

(1)
Salary information reflects actual base pay paid over 26 pay dates, except for 2008 which had 27.

(2)
Represents the aggregate grant date fair value of stock awards computed in accordance with Financial Accounting Standards Board Statement of Accounting Standards Codification Topic 718—Stock Compensation (FASB ASC Topic 718). The awards in this table include the awards described in the Grants of Plan-Based Awards table below, as well as awards made in 2008 and 2009. The assumptions used in determining the grant date fair value of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC.

(3)
The amounts shown in this column reflect cash payments made under our STI plan for performance in the respective years. For additional information on the most recent bonus payments, see "Incentive and Equity Awards" below. The amount for Mr. Butler includes payments from the STI and his individual commission plan.

(4)
Amounts shown are solely an estimate of the increases in actuarial present value of the NEOs age 65 accrued benefits under our Pension Plan for 2010, 2009, and 2008. Assumptions are further described under the Pension Benefits table below. This table does not reflect the negative pension benefit change amounts in 2010 of $70,459 for Mr. DeMuth and the negative pension change amounts in 2008 of $54,378 and $53,959 for Messrs. Arcuri and DeMuth, respectively, due to their full retirement eligibility status.

(5)
All Other Compensation, which includes perquisites and employer match on employee contributions to our KSOP and 401(k) plans, consisted of the following for each NEO in 2010:

	Automobile Allowance ($)(a)	Executive Physicals ($)(b)	Housing ($)(c)	KSOP Match ($)(d)	Retiree Service Award ($)(e)	Severance ($)(f)	FSA Dependent Care ($)(g)	Total Other ($)

Steven C. Oldham	5,783	—	—	14,700	—	—	—	20,483

Dan T. Bessey	6,275	—	—	12,424	—	—	3,900	22,599

Fred A. Arcuri	6,259	1,300	—	13,467	—	—	—	21,026

L. Scott Sommers	7,898	1,300	8,607	12,443	—	—	—	30,248

Bill M. DeMuth	4,774	—	—	10,097	5,078	408,375	—	428,324

Edwin B. Butler	4,198	3,200	—	10,541	—	—	—	17,939

(a)
Reflects the portion of the $7,200 annual automobile allowance that is attributed to personal use. The difference between $7,200 and the reported amount is the attributed amount for business use of the automobile. Mr. Sommers had $1,580 of automobile allowance carried over from 2009.

(b)
Amounts paid for bi-annual executive physical.

(c)
Amounts paid for local housing.

(d)
Amounts contributed as employer matching funds to our defined contribution retirement plan.

(e)
Amount paid for a retiree service award.

(f)
Reflects the economic benefit of $156,538 (comprised of cash and continued medical, health, and life insurance) and the value of accelerated stock awards of $251,837 in connection with Mr. DeMuth's separation from the Company as announced in our Form 10-Q filed July 30, 2010. The value of the accelerated stock awards represents 39,722 shares at the market rate of $6.34 on Mr. DeMuth's retirement date of June 30, 2010.

(g)
Amounts paid by our dependent care program during 2010.
(6)
Mr. Sommers was not a NEO in 2008.

(7)
Mr. DeMuth retired from the Company effective June 30, 2010.

(8)
This is the first year Mr. Butler became a NEO.

Incentive and Equity Awards

  Grants of Plan-Based Awards

The table and discussion below summarizes the range of potential awards for STI granted in 2010 (paid in March 2011) and grants of restricted stock awards and restricted stock units made on January 5, 2010:

		Estimated Payouts Under Non-Equity Incentive Plan Awards(1)
				All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Base Price of Stock or Units ($)(3)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Type of Award and Grant Date	Threshold ($)	Target/Max ($)

Steven C. Oldham	STI Award	—	315,000	—	—	—
	Restricted Units 1/5/2010	—	—	72,864	9.95	724,997

Dan T. Bessey	STI Award	—	99,000	—	—	—
	Restricted Stock 1/5/2010	—	—	17,587	9.95	174,991

Fred A. Arcuri	STI Award	—	150,000	—	—	—
	Restricted Stock 1/5/2010	—	—	27,638	9.95	274,998

L. Scott Sommers	STI Award	—	104,000	—	—	—
	Restricted Stock 1/5/2010	—	—	15,075	9.95	149,996

Bill M. DeMuth	STI Award	—	99,000	—	—	—
	Restricted Stock 1/5/2010	—	—	17,587	9.95	174,991

Edwin B. Butler(4)	STI Award	—	150,000	—	—	—
	Restricted Stock 1/5/2010	—	—	13,065	9.95	129,997

(1)
These columns provide information on the potential bonus payouts approved with respect to 2010 performance. For information on the actual amounts paid based on 2010 performance criteria, see the column of the summary compensation table labeled "Non-Equity Incentive Plan Compensation".

(2)
The amounts shown reflect restricted stock grants made to each of the NEOs, other than the CEO, and restricted stock units granted to the CEO, in each case, on January 5, 2010 under our Equity Incentive Plan, and constitute the long-term compensation component described in the "Compensation Discussion and Analysis". The vested portions of the restricted stock units granted to the CEO are convertible into Company common stock upon the cessation of Mr. Oldham's service as an employee. The shares and units vest at a rate of 12.5% each June 1 and December 1 following the date of grant, provided that the NEO remains an employee of the Company. The grants are subject to accelerated vesting upon the death, retirement, or disability of the recipient, or a change in control of the Company.

(3)
The grant date fair value of restricted stock awards and restricted stock units was determined in accordance with the provisions of FASB ASC Topic 718. The assumptions used in determining the grant date fair value of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC.

(4)
Mr. Butler's target amount includes $100,000 in potential commission payout.

Share-Based Compensation

  Stock Plan

The Board may grant share-based awards from the Stock Plan to certain employees, outside directors and consultants. The Stock Plan, approved by shareholders in 2000, permits issuance of awards in the form of restricted common stock ("RSAs"), restricted common stock units ("RSUs"), performance shares, stock options and stock appreciation rights. The Stock Plan is administered by the Committee. Each type of grant available under the Stock Plan is made pursuant to a written award agreement that specifies the terms and conditions of each grant. As of December 31, 2010, no stock appreciation rights or performance shares had ever been granted and no stock options have been granted since 2003.

The Stock Plan, as originally approved by shareholders, contemplated the issuance of up to 800,000 shares of common stock. Thereafter, shareholders approved an increase to 950,000 shares and the incorporation of an evergreen provision pursuant to which the number of shares of stock, which shall be made available under the Stock Plan, shall be 950,000 shares plus an annual increase to be added on the first business day of each calendar year and thereafter beginning with January 2, 2003, equal to one percent of the outstanding shares as of December 31 of the immediately preceding calendar year. As of December 31, 2010, 2,105,366 shares of common stock were authorized for issuance under the Stock Plan, including those outstanding as of December 31, 2010, of which 938,254 shares remain available for future grant.

  RSAs and RSUs

We measure the fair value of RSAs and RSUs based upon the market price of the underlying common stock as of the date of the grant. The vesting periods for RSAs granted to officers below the CEO level range from three to approximately four years. RSUs granted to the CEO and the directors vest immediately but are not convertible to shares of common stock until termination of employment or service. As of December 31, 2010, there were 396,343 unvested RSAs and RSUs outstanding.

  Stock Options

No options have been granted by the Company since 2003 and under the terms of our shareholder approved Stock Plan, no further incentive stock options can be granted without additional shareholder approval. Although the Company has no intention of granting any further stock options at this time, the Stock Plan allows for such grants at a strike price for ISO's at not less than 100% of fair market value at the time of grant (subject to additional shareholder approval), and at a strike price at not less than 85% of fair market value at the time of grant for non qualified stock options. In no event may a stock option be exercised any earlier than 36 months or later than ten years after the grant date. In addition, irrespective of and notwithstanding any other holding or retention requirement of the Company for executive officers (see "Director and Officer Stock Ownership and Retention Policy" on page 2), 50% of any and all shares obtained by exercise of options must be retained for a period of at least one year after the exercise date. There were no stock options granted or exercised during the year ended December 31, 2010. As of December 31, 2010, there were 96,382 stock options outstanding and no stock options were in-the-money.

   Outstanding Equity Awards at Fiscal Year-End

The following table presents the outstanding equity awards held by each of the NEOs as of the year ended December 31, 2010, including the value of the stock awards:

	Option Awards			Stock Awards

Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Non-Vested Shares or Units of Stock (#)(2)	Market Value of Non-Vested Shares or Units of Stock ($)(3)

Steven C. Oldham	—	—	—	111,129	1,189,080

Dan T. Bessey	—	—	—	23,734	253,954
	1,000	32.00	5/31/2013
	4,000	39.25	2/28/2011

Fred A. Arcuri	—	—	—	41,285	441,750
	10,000	37.63	12/11/2012
	10,000	50.50	12/13/2011

L. Scott Sommers	—	—	—	23,609	252,616

Bill M. DeMuth	—	—	—	—	—

Edwin B. Butler	—	—	—	13,146	140,662

(1)
The vesting date of each option is listed in the table below by expiration date:

Expiration Date	Vesting Date

5/31/2013	5/31/2006

12/11/2012	12/11/2005

2/28/2011	2/28/2005

12/13/2011	12/13/2004

(2)
The vesting dates of the restricted shares and restricted stock units for each of the NEOs are described in the table below. Unless there is a reference to units, the grants consist of restricted stock awards:

Steven C. Oldham
6,085	(a)	100% of the units on December 11 of 2011
22,284	(a)	5,571 units on each June 1 and December 1 of 2011 and 2012
28,112	(a)	7,028 units on each June 1 and December 1 of 2011 and 2012
54,648	(a)	9,108 units on each June 1 and December 1 of 2011 through 2013

111,129

  (a)
  Vested units are convertible into shares of Company common stock upon Mr. Oldham's separation of service

Dan T. Bessey
1,021	100% on December 7 of 2011
3,037	759 on each June 1 and December 1 of 2011 and 2012
6,487	1,622 on each June 1 and December 1 of 2011 and 2012
13,189	2,198 on each June 1 and December 1 of 2011 through 2013

23,734

Fred A. Arcuri
2,723	100% on December 7 of 2011
8,103	2,026 on each June 1 and December 1 of 2011 and 2012
9,731	2,433 on each June 1 and December 1 of 2011 and 2012
20,728	3,455 on each June 1 and December 1 of 2011 through 2013

41,285

L. Scott Sommers
1,361	100% on December 7 of 2011
4,456	1,114 on each June 1 and December 1 of 2011 and 2012
6,487	1,622 on each June 1 and December 1 of 2011 and 2012
11,305	1,884 on each June 1 and December 1 of 2011 through 2013

23,609

Bill M. DeMuth
—	Mr. DeMuth had no outstanding equity awards at year end due to his retirement effective June 30, 2010

Edwin B. Butler
1,620	405 on each June 1 and December 1 of 2011 and 2012
1,728	432 on each June 1 and December 1 of 2011 and 2012
9,798	1,633 on each June 1 and December 1 of 2011 through 2013

13,146

(3)
Reflects the value calculated based on the closing price of the Company's common stock on December 31, 2010 of $10.70 per share.

   Stock Awards and Units Vested

The following table sets forth certain information regarding stock awards and units that vested during 2010 (including additional units vested during the period attributable to previous dividend payments) for the NEOs (no options were exercised in 2010):

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

Steven C. Oldham	53,211	427,211

Dan T. Bessey	10,183	79,062

Fred A. Arcuri	19,797	158,637

L. Scott Sommers	12,226	97,087

Bill M. DeMuth	45,586	288,312

Edwin B. Butler	4,943	37,145

(1)
Amounts reflect the market value of our common stock on the date the restricted stock awards or units vested. The vested units or shares relate to grants made between 2006 and 2010.

Pension Benefits

The following table discloses the number of years of credited service and the present value of the accumulated benefits for the NEOs:

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)(2)	Payments During Last Fiscal Year

Steven C. Oldham(4)	Pension Plan	1.3	35,646	—

Dan T. Bessey	Pension Plan	11.7	171,355	—

Fred A. Arcuri(4)	Pension Plan	29.4	1,484,735	—

L. Scott Sommers	Pension Plan	0.9	16,769	—

Bill M. DeMuth(3)	Pension Plan	30.9	1,324,571	49,793

Edwin B. Butler(5)	Pension Plan	—	—	—

(1)
The actuarial present value of the accumulated benefit was determined in accordance with the assumptions outlined in the notes to our consolidated financial statements included in our Annual Report filed on Form 10-K, filed with the SEC, including:

—
Discount rate used to value pension liability equaling 5.60%; and

—
Mortality Table equals RP2000 annuitant and non-annuitant for males and females with seven and fifteen year projections from January 1, 2011 using projection scale AA. Benefit commencement at age first eligible for unreduced benefits defined by the Pension Plan to be the earlier of normal retirement age (age 65) or the age when the sum of the participant's age and years of credited service equals 85.

(2)
As described below, all benefits under the Pension Plan were frozen as of April 1, 2007, so that a participant's (including the NEOs') years of credited service and final average compensation used to determine benefits is frozen for purposes of calculating the accumulated benefit amount.

(3)
Mr. DeMuth started his monthly Pension Plan benefit on July 1, 2010.

(4)
Mr. Arcuri was eligible for full retirement benefits under the Pension Plan's early retirement provision at December 31, 2010 and Mr. Oldham was eligible for early retirement.

(5)
Mr. Butler is not an eligible participant of the Pension Plan because his date of hire was after April 1, 2007 (see "Pension Plan and SERP" below).

  Pension Plan and SERP

We maintain a "frozen" qualified defined benefit pension plan ("Pension Plan") which covers certain eligible employees. We also maintain a "frozen," and no longer available, supplemental non-qualified and unfunded supplemental executive retirement plan ("SERP") which provides supplemental retirement benefits to certain of our retired executives. The SERP provides for incremental pension payments to partially offset the reduction in amounts that would have been payable under the Pension Plan if it were not for the limitations imposed by federal income tax regulations. No active employee or current NEO is eligible for the SERP.

Effective April 1, 2007, we amended our Pension Plan and SERP (collectively the "Plans") such that the Plans were frozen so that no person is eligible to become a new participant on or following that date and all future benefit accruals for existing participants under the Plans cease. Participants will continue to receive credit for their age and years of service for vesting purposes in determining benefit payment amounts under full retirement or early retirement options. The freezing of benefits under the Pension Plan will not deprive any participant or beneficiary of any vested accrued benefits under the Plans. The Pension eligible NEOs, other than Mr. Sommers, are fully vested under the Pension Plan.

Benefits under the Plans are a function of a participant's years of service with the Company and the employee's average annual compensation (salary and STI) during the period of the highest five consecutive years in the last ten years of credited service. The monthly retirement benefit payable under the Plans will be adjusted on the basis of actuarial equivalents for a joint and survivor benefit and for optional forms of benefit, such as the early retirement benefit. Benefits become fully vested at age 65 or upon the completion of 5 years of service, whichever occurs first, and are not subject to any deduction for Social Security or other offset amounts. The benefits are not payable as a lump sum if the present value of the accrued benefit exceeds $50,000; they are generally paid as a monthly annuity for the life of the retiree (or his or her survivor). (Note that the lump sum is subject to any limitations pursuant to the Pension Protection Act of 2006.) Benefit calculations are specifically based upon "points," with an employee's points equaling the sum of his or her age plus years of service. Employees who retire at age 65 or with 85 or more points receive an unreduced benefit. Employees who reach age 55 and who have 5 years of service may elect early retirement with benefits reduced by 3% per point under 85 points, or 3% per year of age under age 65, whichever is less, with a maximum reduction of 30%.

SureWest KSOP

We maintain a defined contribution retirement plan available to all employees, the SureWest KSOP (the "KSOP"). The KSOP consists of both an Employee Stock Ownership Plan (the "ESOP") and a cash or deferred feature under section 401(k) of the Internal Revenue Code. Employees may elect to contribute a portion of their wages to the KSOP, and the Company makes matching contributions of up to 6% of the participant's wages. Participants can choose among multiple investment alternatives, including our common stock. The All Other Compensation Table included in footnote (5) to the Summary Compensation Table above provides information regarding matching Company contributions in 2010 for the benefit of the NEOs.

Potential Payment on Termination or Change in Control

The sections below describe the payments that may be made to the NEOs upon employment termination, including without limitation resignation, severance, retirement or a constructive termination, or a change in control of the Company or the responsibilities of the NEO.

  Separation

We generally provide some minimal level of separation pay and benefits to all employees in good standing whose employment is terminated by us. We do not provide a formal separation benefit to the NEOs; however, the Committee or the Board has discretion to authorize additional payments or consideration to a NEO separated from service.

On March 31, 2011, the Company entered into a separation agreement with Fred A. Arcuri, its Chief Operating Officer, in connection with Mr. Arcuri's planned retirement on April 15, 2011, after 36 years of continuous service with the Company. The agreement provides for (i) a one time cash payment of $219,000 provided in consideration for the selection of a retirement date that was convenient to the Company, (ii) vesting of all unvested time-based equity awards in connection with planned retirements under the Company's Stock Plan approved by shareholders and as described in the "Share Based Compensation" section of this Proxy, and, (iii) assuming all performance targets are achieved by the Company, vesting of any unvested performance-based awards that may be earned as of June 1, 2011. Assuming a March 31, 2011 share price, the value of the time-based awards is $943,800, and the value of the performance-based award is $19,450. In addition, in the event a change in control occurs within one year of Mr. Arcuri's retirement, he will be paid a portion of his existing change in control agreement (described below) consisting of two times his 2011 annual base pay, and two times his 2011 annual target short-term incentive award opportunity. If a change in control occurs after one year of his retirement, but before the second anniversary of his retirement, he will earn a protion of his existing change in control agreement, consisting of the same payment, but multiplied by a faction, the numerator of which is the number of days remaining until the second anniversary of his retirement, and the denominator of which is 365. The maximum value of such payment is $900,000.

  Individual Employment Agreements

There are no employment agreements with any of the NEOs.

  Change in Control Agreements

In early February 2011, we adopted a Change in Control Severance Plan and entered into new Change in Control Severance Agreements (the "Agreements") with Mr. Oldham, our President and CEO, and certain employees, including all of the NEOs. These Agreements essentially renewed expiring Change in Control Severance Agreements, with certain modifications, including the elimination of Mr. Oldham's former Internal Revenue Service Code section 280G ("the Code") excise tax gross-up benefit. Under the terms of these Agreements, certain benefits are provided in the event of termination of employment, or a termination or resignation for good reason within one year following a change in control ("Qualifying Termination") and upon signing a complete release of claims and liability in favor of the Company, except for such claims as may not be legally released.

A change in control is generally defined in the Agreements as (i) the acquisition by any person (as defined in the Agreements) of 50% or more of the Company's outstanding securities, (ii) replacement of a majority of the Board by members not approved or recommended for nomination to the Board by a majority of incumbent directors, (iii) a merger or consolidation, except in cases where the Company's shareholders prior to the change in control continue to own a majority of the new Company, or (iv) consummation of a plan of complete liquidation of the Company or sale of all or substantially all of the Company's assets unless the sale is to a Company or entity that is owned by a majority of the Company's shareholders prior to such liquidation or sale.

A resignation or termination with good reason following a change in control is generally defined in the Agreements as (i) a material reduction in authority, duties and responsibilities, (ii) material reduction in compensation, (iii) refusal of a successor corporation or entity to assume the obligations of the Agreements, or (iv) a greater than 50 mile relocation of principal place of work. The Company has the right to cure any good reason event for a period of 30 days after receiving proper notice of a good reason event.

Payments due on a Qualifying Termination include (i) two times base salary (three times for Mr. Oldham), (ii) two times target annual incentive compensation (three times for Mr. Oldham), (iii) vesting of outstanding unvested time based equity awards on the date of the Qualifying Termination, (iv) two years of continued medical, dental and accidental death and disability coverage (three years for Mr. Oldham), unless replacement coverage is obtained with a new employer, and (v) reasonable outplacement services for 12 months following the termination date.

All Agreements, except for Mr. Oldham's, provide that no benefits shall be due or payable under the Agreements that would constitute an Excess Parachute Payment under the Code, and regulations enacted thereunder, and that any payments that would otherwise be due under the Agreements' formula, shall be reduced to the maximum amount permitted under the Code, without incurring Excess Parachute Payments. Mr. Oldham's Agreement provides that the Company will reduce the payments that would be due under the formula by 10%, if such reduction would reduce the amount due under the formula to the maximum amount permitted under the Code without incurring Excess Parachute Payments. In addition, Mr. Oldham's payments and benefits will be cut back to the maximum amount permitted under the Code without incurring Excess Parachute Payments, if such reduction would be more economically advantageous to him. Finally, in the event an Excess Parachute Payment is made, Mr. Oldham would be responsible for paying all taxes due as a consequence of or arising out of such payment, including any Excise Tax Payments.

All Agreements will terminate on the earlier of (i) February 7, 2014, unless a change in control event has occurred prior to such time, in which event the Agreements shall continue until the earlier of termination of the change in control event, or one year after consummation of the change in control event; (ii) upon termination of employment if such termination is not a Qualifying Termination, or (iii) when the Company has satisfied all of its obligations under the Agreements.

The following table provides the value of benefits the NEOs would have received if a Qualifying Termination of their employment under these agreements had occurred on December 31, 2010. The value of restricted stock or restricted unit acceleration in the table is equal to the market price of shares of the Company's common stock on December 31, 2010, the last trading day of the hypothetical qualifying termination.

Name	Cash Severance Payment ($)	Accelerated Vesting of Equity Awards ($)	Continuation of Health and Medical Benefits ($)	Outplacement Service ($)	Total Benefits ($)(1)

Steven C. Oldham	2,295,000	1,189,080	48,958	20,000	3,553,038

Dan T. Bessey	658,000	253,954	34,880	20,000	966,834

Fred A. Arcuri	900,000	441,750	26,890	20,000	1,388,640

L. Scott Sommers	668,000	252,616	31,439	20,000	972,055

Bill M. DeMuth(2)	—	—	—	—	—

Edwin B. Butler	660,000	140,662	32,639	20,000	853,301

(1)
Benefits are calculated on the assumption that a Qualifying Termination occurred on December 31, 2010 under the February 2011 agreement. No calculations were made based on the agreement that was actually in effect on December 31, 2010 because that agreement expired and is no longer in effect.

(2)
Mr. DeMuth's employment terminated prior to December 31, 2010.

 Death or Disability

The equity grant agreements with each of the NEOs provides for accelerated vesting of the underlying equity awards upon their death or disability and in some instances on a planned retirement. The table below shows the value of the accelerated vesting as if the NEOs died, were disabled, or retired in good standing as of December 31, 2010, using the closing share price as of that date. None of the NEOs are entitled to any additional benefits from the Company upon death or disability:

Name	Accelerated Vesting of Equity Awards ($)

Steven C. Oldham	1,189,080

Dan T. Bessey	253,954

Fred A. Arcuri	441,750

L. Scott Sommers	252,616

Bill M. DeMuth(1)	—

Edwin B. Butler	140,662

(1)
Mr. DeMuth's employment terminated prior to December 31, 2010.

Risk Considerations

We periodically review our overall compensation policies and practices for all employees to ensure they do not create unnecessary or excessive risk or otherwise have any material adverse effect on the Company. The Company generally targets all employees' base pay at market and all employees are eligible for STI compensation that is aligned with the Company's financial performance. Certain employees, including the NEOs, are eligible for LTI compensation that vests over a 3-or 4-year period and aligns their interests with the long-term interests of the shareholders. Moreover, members of our sales organization have salary and compensation plans that are reviewed by Human Resources and Finance periodically to ensure the appropriate levels of growth are achieved. Overall, we believe that the Board has the appropriate level of oversight over our compensation policies and practices and that those policies and practices do not create unnecessary or excessive risk and are not reasonably likely to have a material adverse effect on the Company.

Director Compensation

The following table sets forth the compensation received by each of our non-employee directors in their capacity as directors. Mr. Oldham, our President and CEO, is a member of the Board and receives no additional compensation for serving on the Board. His compensation is described in the summary compensation table above. Mr. Doyle receives a $10,000 per month retainer as compensation for serving as the Chairman of the Board.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)

Kirk C. Doyle	120,000	10,000	—	130,000

Guy R. Gibson	42,500	37,492	—	79,992

Robert D. Kittredge	52,625	37,492	—	90,117

John R. Roberts III	53,625	37,492	—	91,117

Timothy D. Taron	48,750	37,492	—	86,242

Roger J. Valine	41,250	37,492	—	78,742

(1)
Represents the grant date fair value of stock awards in accordance with ASC Topic 718. The grant date fair value of the 1,005 restricted stock units granted to Mr. Doyle and the 3,768 restricted stock units granted to the other non-employee directors was based on the closing price of the stock on the grant date, January 5, 2010, which was $9.95 per share. The assumptions used in determining the grant date fair values of these awards are set forth in the notes to our consolidated financial statements, which are included in the Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC. None of the non-employee directors held any unvested restricted stock awards or unvested restricted stock units as of December 31, 2010.

(2)
Messrs. Roberts and Taron had 3,750 shares each that are subject to outstanding and unexercised options as of December 31, 2010.

  Summary of Fees and Grants

All directors, other than Messrs. Doyle and Oldham, received a monthly retainer in the amount of $1,250 per month and $1,250 for each Board meeting attended in 2010 ($625 if participation was telephonic). Directors also received $625 for each committee meeting attended in 2010 ($1,250 if the meeting was on a day different than a Board meeting, but $625 if participation was telephonic). Committee chairs received an additional retainer for their services. In 2010, the annual retainers for the Audit, Compensation, and Nominating and Governance Committee chairs were $12,000, $8,000, and $5,000, respectively. Additionally, non-employee directors are entitled to equity compensation pursuant to the Stock Plan. The Stock Plan allows grants to non-employee directors in the form of options, RSAs, and RSUs.

In 2010, independent directors received RSUs valued at $37,492 that vested immediately, with each unit convertible into one share of common stock of the Company upon the recipient's cessation of service. Mr. Doyle received RSUs valued at $10,000 based on the closing price of stock on January 5, 2010. In 2011, the independent directors and Mr. Doyle received RSUs under similar terms based on the closing price of stock on January 4, 2011.

AUDIT MATTERS

Report of the Audit Committee of the Board of Directors

The Audit Committee of the Board of Directors of the Company is responsible for oversight of the Company's financial accounting and reporting process, system of internal controls, audit process, and process for monitoring compliance with laws and regulations. All of the members of the Audit Committee are independent (as defined in the NASDAQ listing standards and applicable SEC regulations). The Audit Committee is governed by a written charter approved by the Board which is posted on the Company's investor relations website at www.surw.com.

The Company's management has primary responsibility for preparing the financial statements and establishing our financial reporting process and internal controls over financial reporting. Company management is also responsible for its assessment of the effectiveness of internal controls over financial reporting. The Company's independent registered public accounting firm, Ernst & Young LLP, is responsible for expressing an opinion on the conformity of the Company's audited financial statements with U.S. generally accepted accounting principles. The independent registered public accounting firm is also responsible for issuing a report on the effectiveness of the Company's internal controls over financial reporting. The Audit Committee's responsibilities include oversight of these processes. As part of its responsibilities, the Audit Committee meets with the Company's Chief Financial Officer, controller, and internal auditor, and the independent registered public accounting firm with and without management present, to discuss the adequacy and effectiveness of the Company's internal controls and the quality of the financial reporting process.

The Audit Committee hereby reports as follows:

  1.     The Audit Committee has reviewed and discussed the audited consolidated financial statements with the Company's management and considered management's view that the consolidated financial statements present fairly, in all material respects, the financial condition and results of operations of the Company.

  2.     The Audit Committee has discussed with the independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with the Audit Committee, as may be modified or supplemented.

  3.     The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, regarding the independent accountant's communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

  4.     Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the SEC.

  5.     The Audit Committee has established a policy of requiring its review and approval of all audit services and permitted non-audit services to be performed by the Company's independent registered public accounting firm. The policy permits the Audit Committee to delegate pre-approval authority to one or more Audit Committee members.

                      Audit Committee,
                      Robert D. Kittredge,                       Chair
                      John R. Roberts III
                      Roger J. Valine

 Independent Registered Public Accounting Firm

Ernst & Young LLP has been engaged by the Company since 1960 and was selected by the Company to be its independent registered public accounting firm for 2010. This selection was ratified by shareholders in the 2010 Proxy. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting of Shareholders and available to respond to questions and will have the opportunity to make a statement if such representative desires to do so.

The following sets forth the aggregate fees, including reimbursement of expenses, billed by Ernst & Young LLP to the Company for:

  Audit fees

Fees for audit services totaled approximately $1,000,000 in 2010 and approximately $2,082,000 in 2009, including fees associated with the annual audit, including the audit of internal control over financial reporting, the reviews of the Company's quarterly reports on Form 10-Q, accounting research and consultations on matters addressed during the annual audit and interim reviews, and SEC and other regulatory filings.

  Audit-related fees

Fees for audit-related services were $20,300 and none for the fiscal years ended December 31, 2010 and 2009, respectively.

  Tax fees

Fees for tax services, including tax compliance and advice, totaled approximately $57,300 in 2010 and $73,000 in 2009.

  All other fees

Ernst & Young LLP did not bill the Company for other services for the fiscal years ended December 31, 2010 and 2009.

  Engagement of the Independent Registered Public Accounting Firm

The Audit Committee is responsible for approving every engagement of the Company's independent registered public accounting firm to perform audit or non-audit services on behalf of the Company or its subsidiaries before the auditors are engaged to perform such services and all fees for such services described above were approved pursuant to such policy. The Audit Committee may delegate authority to its chair or subcommittees of one or more members when appropriate, including the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions made under delegation of authority are presented to the Audit Committee at its next scheduled meeting. None of the engagements of the Company's independent registered public accounting firm has made use of the de minimus exception to the requirement of pre-approval required by the SEC regulations.

 VOTING MATTERS

Voting Rights

We have one class of voting security, our common stock, which is entitled to one vote per share and, in certain circumstances, to cumulative voting in the election of directors. In accordance with California law, directors are elected by a plurality of votes cast.

Only shareholders of record at 5:00 p.m. Eastern time on March 28, 2010, will be entitled to vote at the Annual Meeting. As of the close of business on March 28, 2010 there were 14,091,342 shares of our common stock outstanding and eligible to vote. For business to be conducted at the Annual Meeting a quorum must be present. A quorum consists of the holders of a majority of the votes entitled to be cast at the Annual Meeting.

Shares cannot be voted at the meeting unless the owner is present or represented by Proxy. Because abstentions with respect to any matter are treated as shares present or represented and entitled to vote for the purposes of determining whether that matter has been approved by the shareholders, abstentions have the same effect as negative votes, except with respect to Item 4 for which they have no effect. Broker non-votes and shares as to which Proxy authority has been withheld with respect to any matter will be counted for purposes of determining whether a quorum is present but will not be deemed present or represented for purposes of determining whether shareholder approval of that matter has been obtained.

In voting for directors, each shareholder is entitled to vote his shares for as many persons as there may be directors to be elected, or to accumulate his votes and give one nominee votes equal to the number of directors multiplied by the number of shares of stock owned by him, or to distribute them among several nominees. In such events all shareholders shall have the right to cumulate their votes. The seven candidates for election as directors at the Annual Meeting of Shareholders receiving the highest number of affirmative votes will be elected. The approval of any other matters submitted for shareholder approval at the Annual Meeting will require the affirmative vote of a majority of the shares of the Company present or represented and entitled to vote at the meeting, except that the shareholder votes with respect to the approval of executive compensation and the frequency with such voting shall occur in the future are advisory in nature and are intended to inform and advise the Board with respect to such matters and help guide future action. With respect to the shareholder vote on the frequency of votes on executive compensation, the option that receives the highest number of votes will be considered to be the option recommended by the shareholders.

Majority Voting Policy

In response to developments regarding corporate best practices, the Board adopted a non-binding majority voting policy in 2009. The policy provides that in uncontested director elections, any nominee who receives a greater number of votes "withheld" than votes "for" such election shall tender his resignation to the Board. The policy grants authority to the Nominating and Governance Committee to determine if the resignation should be accepted or rejected and presents its recommendation to the Board, which makes the final decision to accept, reject, or modify the resignation within 90 days after the secretary has certified the vote.

In making its determination of whether to accept or reject the resignation, the Nominating and Governance Committee may weigh and consider any information or factors relevant to shareholder interest, including, but not limited to (i) the reasons for the shareholder vote and the degree to which the director failed to achieve a favorable majority vote, (ii) whether the reasons causing the failure to achieve a favorable majority vote can be cured or remedied, (iii) whether the reasons causing the failure to achieve a favorable majority vote involved conduct or action deemed to be illegal, immoral, unethical, in violation of our Code of Ethics and Business Conduct, or in breach of the director's fiduciary duty to shareholders, (iv) whether the resignation would cause the Company to suffer or sustain detrimental collateral consequences such as triggering a payment to the director or others, breaching a loan covenant or other contract, violating a listing requirement or an existing bylaw or charter provision, or failing to maintain an independence requirement, and (v) the timing and availability of qualified replacements.

The Board shall consider all the factors and information relied on by the Committee and any other factors deemed relevant to the proper discharge of its fiduciary duties in making its final decision whether to accept, modify, or reject the resignation. The final decision and rationale will be disclosed on Form 8-K. The director(s) whose resignation is being considered may not participate in the Committee or Board voting to accept, modify, or reject the resignation. In the event that any director(s) whose resignation may be under consideration shall cause, or result in, a failure of the quorum of the Committee or Board, the decision to accept or reject shall be made by any and all remaining independent directors within the same 90 day timeframe.

Shareholders of Record and "Street Name" Holders

Please note, if a shareholder's ("you" or "your") shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the shareholder of record with respect to those shares. However, you are still considered the beneficial owner of those shares. Your broker or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing your broker or nominee how to vote your shares. Brokers holding shares beneficially owned by their clients will not have the ability to cast votes with respect to the election of directors, executive compensation, or on the frequency of voting on executive compensation unless they have received instructions from the beneficial owner of the shares. If your shares are held by a broker, it is important that you provide instruction to your broker with respect to these voting matters.

SureWest KSOP Participants

If you hold any shares in the SureWest KSOP, your completed Proxy card or telephonic or Internet Proxy vote will serve as voting instructions to the plan Trustee. However, your voting instructions must be received by the date prescribed by the plan Trustee in order to count. In accordance with the terms of the plan, the Trustee will vote all of the shares held in the plan in proportion to the actual Proxy votes timely submitted by plan participants. Voting by KSOP participants will close at 11:59 p.m. Eastern Time on May 22, 2011. The Trustee will then vote all shares of common stock held in the KSOP by the established deadline.

Voting Electronically via the Internet or by Telephone

Shareholders whose shares are registered directly with American Stock Transfer & Trust Company ("AST") may vote via the Internet or by calling AST. Specific instructions for registered shareholders interested in voting via Internet or by telephone are available on the enclosed Proxy card. The Internet and telephone voting procedures are designed to authenticate a shareholder's identity and to allow shareholders to vote their shares and confirm that their instructions have been properly recorded. Shareholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the shareholder. If your shares are held in "street name" and are registered in the name of a brokerage firm or nominee, you may be able to vote your shares electronically over the Internet or by telephone by following the instructions provided to you.

Voting Changes

If you are a shareholder of record, you may revoke your Proxy at any time before it is voted at the Annual Meeting of Shareholders by sending written notice of revocation to the secretary of the Company, submitting a new Proxy by telephone, Internet or paper ballot after the date of the revoked Proxy, or attending the Annual Meeting and voting in person. If your shares are held by a broker, bank or other nominee, you may submit new voting instructions by contacting your broker, bank or nominee. Such owners of shares may also vote in person at the Annual Meeting if you obtain a legal Proxy from your broker, bank or nominee and present it to the inspector of elections with your ballot when you vote at the meeting. If you are a participant in the SureWest KSOP, you may only submit a Proxy vote as described above, and you may not vote your SureWest KSOP shares in person at the Annual Meeting.

Reduce Duplicate Mailings

With your written consent, we are permitted to deliver a single copy of the Proxy Statement and Annual Report to Shareholders sharing the same address. This process, called householding, allows for the reduction of the number of copies of these materials to be printed and mailed and helps us save costs.

If you share the same last name and address with other of our shareholders and would like to start or stop householding for your account, you can call (916) 786-1831 or write to us at SureWest Communications, Attn: Investor Relations, P.O. Box 969, Roseville, California 95661. Please include your name, the name of your broker or other holder of record and your account numbers in the request. If you consent to householding, your election will remain in effect until you revoke it. If you revoke your consent, you will again be sent separate copies of documents mailed at least 30 days after receipt of your revocation.

Electronic Access to Proxy Materials and Annual Reports

This Proxy Statement and our 2010 Annual Report to shareholders are available on our investor relations website at www.surw.com. Please note that the information on the website is not incorporated by reference in this Proxy Statement. For future Annual Meetings of Shareholders, shareholders can consent to accessing their Proxy materials, including the Notice of Internet Availability of Proxy Materials, the Proxy Statement and the Annual Report, electronically in lieu of receiving them by mail. To receive materials electronically, you will need access to a computer and an e-mail account. You will have the opportunity to revoke your request for electronic delivery at any time without charge.

If you are a registered shareholder and you have not already done so, you can choose this electronic delivery option by following the instructions provided when voting via the Internet and provided on the Proxy card. Your choice will remain in effect unless you revoke it by contacting our transfer agent, AST, at 1-866-662-3948 or 6201 15th Avenue, Brooklyn, NY 11219. You may update your electronic address by contacting AST.

If you hold your shares through a bank, brokerage firm or other nominee and you have not already done so, you can choose this electronic delivery option by contacting your nominee or by following the instructions provided when voting via the Internet. Your choice will remain in effect unless you revoke it by contacting your nominee. You may update your electronic address by contacting your nominee.

MATTERS TO BE VOTED ON

Item 1:    Election of Directors

All of our directors are elected annually, unless there is a vacancy that may be filled by the Board prior to the next Annual Meeting. At the recommendation of our Nominating and Governance Committee, our Board has selected the following nominees to be re-elected to serve as directors for new one year terms and until their successors are duly elected and qualified. All of the nominees are currently serving as directors and their terms expire at the 2011 Annual Meeting.

Unless you direct otherwise through your Proxy voting instructions, the persons named as proxies will vote all proxies received "for" the election of each nominee named in this section. If any person is unable or unwilling to serve as a nominee for the office of director at the date of the Annual Meeting, or any adjournment thereof, the persons named as proxies will vote for a substitute nominee chosen by the present Board to fill the vacancy. We have no reason to believe that any of the nominees will be unable to serve if elected as a director.

Your Board of Directors recommends that you vote "FOR" the election of each of the following nominees:

Kirk C. Doyle; age 57; SureWest Board member since 2000

•       1984 - present, Owner, Kirk Doyle Realty, a private real estate services company, Roseville, California

•        2003 - present, Chairman of the Board, SureWest Communications (2003 - March 2008 as an employee, April 2008 - present as a non-employee director); 2002 - 2003, secretary

•        2001 - May 2010, Chairman of the Board, Granite Community Bank, an independent community bank

•        Member, Juvenile Diabetes Research Foundation, Board of Directors, a non-profit organization

The Doyle family founded our Company almost 100 years ago. Mr. Doyle was chosen to serve on the Board because of the family's involvement and significant financial stake in the Company and because his interests remain closely aligned with our shareholders. His local roots as a life-long resident, coupled with his local banking experience, provide the Board with a comprehensive understanding of the economy and business environments in which the Company serves. Additionally, his significant real estate experience provides the Board with an informed perspective on managing its real estate investments, and other business decisions affecting the shareholders.

Guy R. Gibson; age 58; SureWest Board member since 2003

•       1977 - present, Partner, Gibson & Gibson, a Law corporation, Roseville, California

•       Member, Placer Community Foundation, Board of Directors, a private non-profit organization

•       Former President, Placer County Bar Association, a private non-profit organization

•       Former President, Roseville Chamber of Commerce, a private non-profit organization

Mr. Gibson and his family were among the first to purchase a stake in our Company before it went public. A life-long local resident and business leader, Mr. Gibson was chosen to serve on the Board because he is personally acquainted with many of our customers, employees, and shareholders. These relationships enable him to provide the Board with pragmatic and informed judgment based on that knowledge, history and experience. His legal training and years of practice ensure that issues are closely examined and that judgments are based on sound analytical processes.

Robert D. Kittredge; age 64; SureWest Board member since 2005

•       1989 - 2004, Managing partner, retired, PricewaterhouseCoopers, Sacramento, California office

•       Member, Golden Pacific Bancorp, Board of Directors, a private bank holding company

•       Member, California State University, Chico, Foundation, Board of Directors, a non-profit organization

•       Former chair, current member, Golden Empire Council, Boy Scouts of America, Board of Directors, a private non-profit organization

As a result of his past employment experience with PricewaterhouseCoopers, Mr. Kittredge possesses the attributes required by NASDAQ and the Sarbanes Oxley Act to serve on the Audit Committee. He is also familiar with financial statement preparation and publication. Mr. Kittredge was chosen to serve on our Board and as the Audit Committee chair because of his experience, business acumen, and understanding of financial matters.

Steven C. Oldham; age 60; SureWest Board member since 2004

•       2006 - present, President and CEO, SureWest Communications, Roseville, California; 2004 - 2006, Independent director, 2004 - 2005, Audit Committee chair

•       2002 - 2005, Senior Advisor, The Brattle Group, San Francisco, California, a private consulting firm

•       2001 - 2002, Senior Vice President—Energy Services, retired, Sierra Pacific Resources; an investor owned electric utility holding company, Reno, Nevada; 1994 - 2001 served in various capacities including Senior Vice President—strategic planning

•       Member, Hawaiian Telcom Holdco, Inc., Board of Directors, a public communications corporation

•       Chairman of the Board, USTelecom, a private non-profit organization

Mr. Oldham was chosen to serve on the Board because of his knowledge of the regulatory environment, his strategic planning expertise, and his ability to influence consensus amongst companies, political leaders, and peers. He is able to assist the Board in identifying complex regulatory issues, assessing their potential economic impact, and advising the Board on how to manage them. Mr. Oldham's prior experience in strategic planning assists the Board in identifying and evaluating strategic opportunities, and in planning for and executing on those opportunities. In his capacity as CEO and Chair of USTelecom, Mr. Oldham provides the Board with the knowledge and understanding it needs to plan for the future, and to operate efficiently in the present.

John R. Roberts III; age 59; SureWest Board member since 1993

•       1999 - present, CEO and Executive Director, The Natomas Basin Conservancy, a private, non-profit corporation, Sacramento, California

•       Member, National Association of Corporate Directors, Northern California Chapter, Board of Directors, a private, non-profit organization

•       Former President and CEO, the Sacramento Metro Chamber of Commerce, and the Sacramento Area Commerce and Trade Organization, private, non-profit organizations

Mr. Roberts was chosen to serve on the Board because of his business management and corporate governance skills acquired from private, non-profit corporations under his leadership. As a long-standing Compensation Committee chair, he assists the Board in understanding increasingly complex executive compensation regulations and administration of our compensation programs. As a SureWest Audit Committee member (and its former chair), he brings audit, finance, and related business management skills to the Board, derived from years of experience managing financial operations and reporting financial information to an independent Board of Directors. Because of his involvement with local business and community development organizations, Mr. Roberts provides insight to the Board on the region's business environment and local government. Since Mr. Roberts is a native of Kansas, and received his undergraduate and graduate education in the region, he is able to assist the Board with strategic issues relevant to our Kansas City operations.

Timothy D. Taron; age 60; SureWest Board member since 2000

•        1981 - present, Senior partner, Hefner Stark & Marois,  LLP, Attorneys-at-Law, Sacramento, California

•        Former President and director, the Sacramento Metropolitan Chamber of Commerce, a private, non-profit organization

Mr. Taron, a practicing attorney for over 30 years with a local firm, was chosen to serve on the Board due to his expertise in complex business transactions, real estate development, and tax-exempt bond financing which provides the Board with the ability to analyze a variety of business matters. His extensive involvement in the local business community, coupled with his hands-on experience in areas affecting the growth and health of the local economy, provides the Board with better insight into the markets we principally serve and our potential business opportunities. Mr. Taron is well suited for the Nominating and Governance Committee chair position due to his past involvement on public and non-profit boards, and his training and continuing education as an attorney.

Roger J. Valine; age 62; SureWest Board member since 2004

•       1992 - 2006, President and Chief Executive Officer, retired, Vision Service Plan, a private eye care benefits provider; Rancho Cordova, California

•       Member, DaVita, Inc., Board of Directors, Audit Committee, and Compensation Committee, an NYSE-listed dialysis services company

•       Member, American Specialty Health, Board of Directors (until March 31, 2011), Audit Committee, and Compensation Committee, a private specialty managed health care provider

Mr. Valine was chosen to serve on the Board because of his leadership expertise, merger and acquisition experience, and prior Audit Committee service. Under Mr. Valine's leadership, his former company succeeded in their growth strategies. He has considerable experience in transitioning and absorbing new acquisitions into ongoing enterprises. His CEO experience assists the Board in assessing and evaluating various strategic opportunities and human resource issues, particularly those affecting motivation and performance of senior and mid-level management. Mr. Valine's experience with public and private company boards provides SureWest with an opportunity to assess and compare our corporate governance practices against others to ensure we are adopting "best practices" appropriate for the Company and the circumstances in which we operate.

Item 2:    Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board appointed Ernst & Young LLP to be the Company's Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2011. Services provided to the Company and its subsidiaries by Ernst & Young LLP in 2010 are described under "Audit Matters" above.

The Board is recommending that our shareholders ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2011. Ratification is not required by the Articles of Incorporation, Bylaws or applicable law. The Board is submitting the selection of Ernst & Young LLP to our shareholders for ratification as a matter of good corporate practice. Representatives of Ernst & Young LLP will be present at the Annual Meeting to respond to questions and to make such statements as they may desire.

The affirmative vote of the holders of a majority of shares represented in person or by Proxy and entitled to vote at the meeting will be required for approval. Abstentions will be counted as represented and entitled to vote and will therefore have the effect of a negative vote. In the event shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee and the Board. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Your Board recommends that you vote "FOR" ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2011.

Item 3:    Advisory Vote on Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 ("the Dodd-Frank Act") added Section 14A of the Securities Exchange Act and requires that our shareholders be permitted to vote to approve, on a non-binding advisory basis, the compensation of our Named Executive Officers as disclosed in the Proxy Statement in accordance with the compensation disclosure rules of the SEC.

As set forth in greater detail in the "Compensation Discussion and Analysis", the Board believes our executive compensation strategy enhances shareholder value by aligning overall compensation with Company performance. Our strategy is designed to reward our Named Executive Officers for the achievement of short- and long-term goals that we believe are closely aligned to increasing shareholder value, namely (i) increasing the year-over-year growth in EBITDA, (ii) increasing revenue, especially in those areas that present the greatest growth opportunity for the Company, and (iii) increasing our stock price. Below are highlights of the program which are discussed in greater detail in the Compensation Discussion and Analysis section of this Proxy:

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  We provide executives with a conservative amount of base pay (50th percentile of benchmarked companies). We made no adjustments to base pay in 2010, with the exception of Mr. Bessey, to increase his base pay toward the 50th percentile consistent with the rest of the executive staff.

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  We put a significant portion of executive pay "at risk" in the form of short- and long-term incentive compensation tied directly to EBITDA growth, revenue growth and increases in stock price, all three of which directly impact short- and long-term shareholder value. The short-term incentive compensation opportunity (paid in cash) ranges from 20% to 24% of total compensation (depending on the executive), and the total reward opportunity is set at the 50th percentile of our benchmarked peer group. The long-term incentive compensation opportunity (paid in restricted stock subject to post vesting holding restrictions) is earned over a three- or approximate four-year period and ranges from 31% to 49% of total compensation (depending on the executive), and is likewise set at the 50th percentile of our benchmarked peer group.

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  Although both EBITDA and revenues increased in 2010, under the compensation formula, the Named Executive Officers earned only 27.4% of the total short-term incentive opportunity. The long-term incentive opportunity was formerly based on continuous tenure and overall good performance, but in 2010 we changed the long-term incentive program to put 25% of the award "at risk" based on achieving substantial increases in stock price over a three-year vesting period.

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  Other important features of our overall compensation package, strategy and design include (i) prohibitions against employment contracts (none of NEOs has an employment agreement), (ii) a requirement that all officers acquire and retain two times their base salary in Company stock until they separate from the Company, (iii) a requirement that upon restatement of any financials, that officers pay back any compensation that would not have been earned based on such restatement ("clawback policy"), and (iv) change in control agreements that do not provide any tax gross ups.

The Compensation Committee welcomes your feedback in determining our overall executive compensation strategy and design for the Named Executive Officers. The vote is not intended to address any specific element of compensation, but rather relates to the overall compensation of our Named

Executive Officers in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. Because this vote is advisory and non-binding, the Compensation Committee and the Board will carefully analyze the results of the vote and, depending on the outcome, determine whether it should make any further changes or adjustments in the overall compensation plan.

The affirmative vote of a majority of shares present or represented and entitled to vote at the meeting in person or by Proxy is required to approve this proposal. Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:

  Resolved, that the Company's shareholders approve, on an advisory basis, the compensation of the Named Executive Officers as disclosed in the Company's Proxy Statement for the 2011 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosure.

Your Board recommends that you vote "FOR" the approval of the compensation of our Named Executive Officers, as disclosed in this Proxy Statement.

Item 4:    Advisory Vote on the Frequency of the Shareholder Vote on Executive Compensation

The Dodd-Frank Act added Section 14A to the Securities and Exchange Act of 1934, and requires that shareholders be provided with the opportunity to vote, on a non-binding advisory basis, for their preference as to how frequently to conduct future advisory votes on the compensation of our Named Executive Officers as disclosed in the Proxy Statement in accordance with the compensation disclosure rules of the SEC.

Shareholders may indicate whether they prefer that we conduct future advisory votes on executive compensation every one, two or three years. Shareholders having no preference may abstain from voting. Because this vote relates to an advisory non-binding proposal, rather than a resolution, an abstention will not have the effect of a no vote. The Board welcomes your feedback in determining the frequency of the advisory non-binding executive compensation vote and will take the results of this vote into consideration in determining the frequency of future votes.

We carefully weighed the frequency options for this proposal and recommend a vote on executive compensation every other year. Our recommendation is principally based on the nature of our capital intensive business model. We are a subscriber-based growth company that relies on network expansion to add new subscribers to our network—which we believe ultimately translates into new revenue and increased stock price. Our network expansion projects customarily consist of two distinct cycles: construction and sales. The construction cycle is typically nine months in duration, followed by a sales cycle ranging from 18 to 24 months to fully capture and realize the revenue opportunity created by the construction cycle. As noted in our "Compensation Discussion and Analysis", our executive compensation plans are significantly tied to revenue and EBITDA growth which we believe will ultimately translate into increases in stock price. However, the basic business model on which our compensation plans are structured normally requires two years for those revenues and EBITDA to be fully realized and reflected in our financial results. Thus we believe a vote every other year provides our shareholders and the Compensation Committee with a more meaningful set of data with which to fully and fairly evaluate the effectiveness of our executive compensation program, and the performance of our Named Executive Officers in implementing our business model and objectives. We also believe that a vote every other year will permit our shareholders to better observe and evaluate the impact of any changes to our executive compensation program which occurred since the previous advisory vote, including any changes made in response to the outcome of a prior advisory vote on executive compensation. We believe a vote "every year" would not allow for sufficient time to evaluate the impact of any changes in the program.

Because this vote is advisory, it is not binding on the Company, the Board of Directors or the Compensation Committee. However, the Company recognizes that shareholders may have different views on this subject, and we therefore look forward to hearing from our shareholders as to their preferences on the frequency of future advisory votes. The Board and the Compensation Committee will take into account the outcome of the vote, but, depending on the circumstances at the time a decision must be made on the vote, the Board and Committee may consider that a shorter or longer period is in the best interests of the Company.

The Proxy voting card provides shareholders with the opportunity to choose from among four options: holding the vote every one, two, or three years, or abstain from voting. The option receiving the highest number of votes will be considered to be the option recommended by the shareholders. Shareholders will not be voting to approve or disapprove the recommendations of the Board of Directors.

Your Board recommends that you vote the option of once every two years (every other year) as the preferred frequency for advisory votes on executive compensation.

Cost of Solicitation

The total cost of preparing, assembling and mailing the Proxy Statement, the form of Proxy, any additional material intended to be furnished to shareholders concurrently with the Proxy Statement, and any additional material relating to the same meeting or subject matter furnished to shareholders subsequent to the furnishing of the Proxy Statement, will be paid by the Company. We will, upon request, reimburse brokers and other nominees for costs incurred in mailing the Proxy Statement, the form of Proxy and any additional material intended to be furnished to shareholders concurrently with the Proxy Statement to beneficial owners. In addition, officers and regular employees may solicit proxies by telephone or in person.

Other Matters

As of this date, there are no other matters we intend to present or have reason to believe others will present at the meeting. If other matters now unknown to us come before the meeting, the persons named as proxies will vote according to their best judgment.

Submission of Shareholder Proposals

If you are interested in submitting a proposal for inclusion in the Proxy Statement for the Annual Meeting to be held in 2012, you need to follow the procedures outlined in Rule 14a-8 of the Securities Exchange Act. We must receive your stockholder proposal intended to be presented at the 2012 Annual Meeting of Stockholders on or before December 9, 2011, to be included in the Proxy Statement relating to that meeting, and on or before February 22, 2012, for matters to be considered timely such that pursuant to Rule 14a-4 under the Securities Exchange Act, we may not exercise our discretionary authority to vote on such matters at that meeting.

By Order of the Board of Directors

Kirk C. Doyle Chairman of the Board

Roseville, California
April 7, 2011

DIRECTIONS TO ANNUAL MEETING

0 14475 PROXY SUREWEST COMMUNICATIONS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Kirk C. Doyle and Steven C. Oldham as proxies, with power to act without the other and with power of substitution, hereby authorizes them to represent and vote, as designated on the other side all shares of stock of SureWest Communications standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Shareholders of the Company to be held on May 25, 2011 or any adjournment thereof. The shares represented by this proxy will be voted as directed by the shareholder; if no direction is given when the duly executed proxy is returned, such shares will be voted FOR all nominees in Proposal 1, FOR Proposals 2 and 3 and for two years in Proposal 4 and in discretion of the proxyholder on any other matter that may properly come before the meeting and adjournment or postponement thereof. (Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF SUREWEST COMMUNICATIONS To Be Held On: May 25, 2011 at 10:00 am PDT 8150 Industrial Avenue, Building A, Roseville, CA NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and annual report are available at http://www.surw.com/proxy Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. The Board of Directors recommends that you vote FOR the following: 1. Election of Directors: O Kirk C. Doyle O Guy R. Gibson O Robert D. Kittredge O Steven C. Oldham O John R. Roberts III O Timothy D. Taron O Roger J. Valine The Board of Directors recommends a vote FOR Items 2 and 3, and every 2 YRS for Item 4. 2. To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal year 2011. 3. To approve an advisory vote on the compensation of the named executive officers. 4. To conduct an advisory vote on the frequency of holding future advisory votes on executive compensation. 5. Such other business as may properly come before the meeting or any and all adjournments thereof. FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. 20703030400000000000 1 052511 FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN 2 years 3 years ABSTAIN 1 year